EXHIBIT 10.2

233 Wilshire Blvd
Suite 800
Santa Monica, CA 90292
Tel 310.400.8800

Summary of Terms and Conditions - Platinum Energy Solutions

This Summary of Terms and Conditions dated March 15, 2012 constitutes a binding commitment by Clearlake Capital Group (“CCG”) and L. Charles Moncla, Jr. to consummate the investment described herein, subject only to negotiation and execution of definitive documentation reasonably acceptable to all parties and their respective counsel. This Summary of Terms and Conditions supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. The terms contained herein and the existence of this document are confidential and, except as required by the rules and regulations of the Securities and Exchange Commission, shall not be disclosed to any third parties without our express consent.

Transaction:
$13.5 million, initially, of capital in the form of common stock of Platinum Energy Solutions, Inc. (the “Company”), which will be immediately exchangeable into convertible preferred stock (the “Shares”) of the Company, upon such convertible preferred stock being authorized by the Company's stockholders in a validly called stockholders meeting, as reflected in an amended and restated articles of incorporation for the Company in a form and substance reasonably satisfactory to CCG (the “Offering”). With the consent of the Requisite Investors (as defined below), the Company will have the right to increase the Offering by an additional $25 million on the same terms to finance scheduled capital expenditures.

Offering:
In accordance with Section 3 of the Company's Stockholders Agreement, dated March 3, 2011, as amended (the “Stockholders Agreement”), the Company will offer the Shares on a pro rata basis to the Investors (as defined therein). Thereafter, the requisite Investors (CCG (or its affiliate) and L. Charles Moncla, Jr. (or his affiliate)) and hereafter, “Requisite Investors” and also, the “Backstop Providers”) will waive the balance of the provisions of Section 3 of the Stockholders Agreement, including time periods, such that all unsubscribed Shares will be offered to all remaining stockholders (including warrant holders) in proportion to the shares of common stock or common stock equivalents held by such stockholders. Thereafter, the Company will offer any Shares remaining to be offered in the Offering to non-stockholders and/or officers and directors as approved in all instances by the Requisite Investors. Finally, if the Offering has not been fully subscribed, the Backstop Providers shall purchase any Shares remaining in the Offering in proportion to their proportional ownership of common equity of the Company prior to the Offering.

Closings:
The terms of the Offering will allow the Company to accept subscriptions under the Offering on a continuous basis until the full amount of the Offering has been subscribed; provided, each offering period shall be open for the lesser of (i) three business days following notice by the Company to the eligible participants in the applicable offering period and (ii) the date by which the Company has received written indications from all participants in the applicable period of either their commitment to participate in the Offering or (except for the Backstop Providers) their election not to participate in the Offering; provided further, that the Company may schedule multiple closings during any given offering period. The Company will reserve the right to extend any offering periods.

Financing:	Initially, $13.5 million common stock immediately exchangeable into convertible preferred stock.

Conversion Price:	$5.00 per share.

Dividend:
5% cumulative dividend rate; payable, at the option of the Company, in cash or additional Shares (paid at the purchase price during the 18-month period following the issuance of the Shares, and thereafter at the fair market value of the Shares as determined by the Company's Board) on a quarterly basis, all subject to the terms of the Company's Indenture. If the Company has not completed an Initial Public Offering (as such term is defined in the Company's Indenture) within 18 months of issuance of the Shares, the dividend rate will increase to 10%.

Ranking:	1x liquidation preference, pari passu with existing Series A Preferred Stock of the Company.

Conversion:
Holders of the Shares shall have the right to convert, at any time, into shares of common stock of the Company. The Shares shall mandatorily convert into shares of common stock of the Company upon a closing of a Qualified IPO (as such term is defined in the Stockholders Agreement).

Commitment Fee:
For Investors committing to invest by 12:00 p.m. New York City time on March 20, 2012, as a fee for this commitment, the Company will issue a total of 518,984 warrants to purchase shares of common stock of the Company, with each such Investor receiving a pro rata portion of the warrants based on the investment amount committed by such Investor to the total commitments of all Investors. Each holder of a warrant will have the right to purchase one share of common stock of the Company at an exercise price of $3.00 per share and each warrant will have a 10-year term.

Backstop Fee:
The Backstop Providers will receive at closing, a fee for agreeing to fund any unfunded amounts of this Offering, payable by the issuance of 518,984 warrants to purchase shares of common stock of the Company, with each Backstop Provider receiving a pro rata portion of the warrants based on such Backstop Provider's existing ownership of common equity of the Company prior to the Offering. Each holder of a warrant will have the right to purchase one share of common stock of the Company at an exercise price of $3.00 per share and each warrant will have a 10-year term.

Other Equity Transactions:
The holders of 60% of the Shares shall have the right to cause all holders of the Shares to convert their Shares into a new series of preferred stock (“New Preferred”), if the Company completes a transaction for the sale of such new preferred stock within 90 days of closing the Offering.

Definitive Documentation:
The definitive documentation shall embody the transactions contemplated herein, including a Stock Purchase Agreement setting forth, among other provisions customary to transactions of this nature, (i) a covenant by the Company to hold the stockholders meeting to authorize the issuance of the convertible preferred stock within 40 days of the initial closing date and (ii) a covenant that the Company shall cause the Stockholders Agreement to be amended so that all of the Shares will be subject to, and receive all rights under, the Stockholders Agreement (including registration rights therein upon conversion), and shall be reasonably acceptable to all parties and their respective counsel.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Summary of Terms and Conditions as of the date set forth above.

Clearlake Capital Partners II (Master), L.P.

By:	Clearlake Capital Partners II GP, L.P.
Its:	General Partner

By:	Clearlake Capital Partners LLC
Its:	General Partner

By:	CCG Operations, LLC
Its:	Managing Member

By:	/s/ José E. Feliciano
Name: José E. Feliciano
Title: Partner

/s/ L. Charles Moncla, Jr.
L. Charles Moncla, Jr.

Platinum Energy Solutions, Inc.

By:	/s/ Justin Brown
Name: Justin Brown
Title: Principal Accounting Officer